EMPLOYMENT AGREEMENT
          This Employment Agreement ("Agreement") made as of the 1st day of July, 1994 between David W. Wallace ("Executive") and Lone Star
Industries, Inc., a Delaware corporation, having its principal office at 300 First Stamford Place, Stamford, Connecticut ("Lone Star" or the
"Company").
                           WITNESSETH:
          In consideration of the mutual promises, agreements and covenants hereby made, the mutual benefits to be derived from this
Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree and understand as follows:
          1.   Lone Star hereby employs Executive, and
Executive
hereby accepts employment by Lone Star, on the terms and conditions set forth in this Agreement for an initial term of twenty-four (24) consecutive months commencing as of the date hereof (the "Initial
Term"), as Chairman and Chief Executive Officer, with such duties as are specified in the By-Laws of Lone Star and such other duties customary to the position as may be assigned to Executive from time to time by the Board of Directors of Lone Star. Unless terminated pursuant to the other terms hereof, this Agreement shall continue in full force and effect after the Initial Term for successive two-year terms (each such term, and the Initial Term, a "Term").
          2.   Lone Star shall pay Executive a salary
("Salary") at
the rate of $150,000 per annum until the effective date of termination of this Agreement. Salary shall continue to be paid to Executive on the currently established pay periods of Lone Star. The Compensation and Stock Option Committee (or such other Board committee as shall then be responsible for making such decisions or, if none, the full
Board of Directors) may in its discretion consider increases in the
Executive's Salary from time to time, and upon any such increase
"Salary" for purposes hereof shall thereafter mean the Executive's salary as so increased notwithstanding any purported subsequent reduction thereof by any such committee or the Board. In addition, the Compensation and Stock Option Committee (or such other Board committee as shall then be responsible for making such decisions, or if none, the full Board of Directors) may in its discretion consider granting to the Executive from time to time such bonuses, stock options or other incentive compensation as it deems appropriate.
          3. (a) (i) Either party, by written notice to the other at least six months prior to the expiration of the then current Term, may terminate this Agreement effective at the expiration of such Term.
(ii) Lone Star, by written notice which sets forth the effective date of termination (which shall not be earlier than six (6) months after receipt of the written notice), may terminate this Agreement at any time for reasons (including without limitation disability of the
Executive) other than Cause (as hereinafter defined).
               (b)  In the event that this Agreement is
terminated by
the Executive pursuant to Section 4 below or Lone Star terminates this
Agreement pursuant to Section 3(a) above, Executive shall be entitled to a severance payment in an amount equal to the greater of Executive's Salary for the period from the effective date of the termination through the later of (i) the expiration of the Initial
Term or (ii) the date one year (18 months, in the case of a termination pursuant to Section 4) after the effective date of the termination (such period, the "Severance Period").
Severance shall
be paid in lump sum on the effective date of the termination. In addition, the Executive shall continue to receive medical insurance and other benefits provided pursuant to Sections 5 and 6 hereof during the Severance Period. In furtherance and not in limitation of the immediately preceding sentence, the Executive shall be deemed to have continued his employment at his Salary during the Severance Period for purposes of vesting, eligibility and benefit accrual under any applicable employee benefit plan (subject, in the case of the
Company's 401K savings plan and pension plan for salaried employees, to the requirements of the Internal Revenue Code of 1986, as amended).
Severance pay pursuant to this Section shall be in lieu of severance pay pursuant to any Lone Star policy, except severance in respect of service as a director.
               (c)  Lone Star shall have the right to
terminate this
Agreement for Cause during the Initial Term and thereafter and
Executive shall not be entitled to receive severance pay pursuant to this Section or any other policy or agreement of Lone Star except severance in respect of service as a director. Cause shall be construed to mean:
                         (1)  The willful and continued
failure by the
Executive to substantially perform his duties with Lone Star (other than any such failure resulting from his disability due to physical or mental illness) after a written demand for performance is delivered which specifically identifies the manner in which he has not substantially performed his duties, or
                         (2)  the willful engaging by
Executive in
gross misconduct materially and demonstrably injurious to the Company, monetarily or otherwise, or
                         (3)  conviction of fraud, theft of
embezzlement.
               For purposes of this Section, no act, or failure to act, shall be considered "willful" unless done, or omitted to be done, not in good faith or without reasonable belief that the action or omission was in the best interest of the Company.
               The written demand in Section (c)(1) shall be delivered to the Executive by the Board of Directors and shall set forth a reasonable period (not shorter than 30 business days) in which
Executive is expected to comply with said demand. If Executive does not comply thereafter, Lone Star shall have the right to terminate this Agreement upon seven (7) days' written notice to Executive.
          4. (a) Lone Star hereby agrees not to: (i) change the
Executive's duties so that a reasonable man would interpret the change to be a demotion; or (ii) direct the Executive to relocate his office to a new location which is either in a State other than Connecticut or more than twenty-five (25) miles from Stamford, Connecticut
(excluding any relocation occurring prior to a Change of Control, as defined below, of the Executive's office (A) as a result of a relocation of Lone Star's operations presently located in Stamford,
Connecticut, and (B) applicable to substantially all officers of Lone
Star). In the event Lone Star breaches its obligations in the immediately preceding sentence, Executive, at his option (and without limiting his remedies), can (if such demotion or direction to relocate is not rescinded or corrected by the Company within 30 days after written notice by Executive to the Company, reasonably identifying, in the case of a demotion, the change in duties complained
of) declare
himself terminated for "Good Reason" by giving written notice to Lone
Star, and Lone Star shall pay Executive severance pay and benefits as provided in Section 3(b) of this Agreement. In no event shall
Executive be required to perform duties or to suffer relocation prohibited by this Section 4.
               (b) In the event of the Executive's physical or mental incapacity, the Executive may declare himself terminated for "Incapacity" by giving written notice to Lone Star, and Lone Star shall pay Executive severance pay and benefits as provided in Section
3(b) of this Agreement. "Physical or mental incapacity" shall mean the inability of Executive by reason of a physical or mental illness to perform his duties hereunder for a period of 90 consecutive days or a total of 120 days in any twelve month period and such incapacity is determined by a physician selected by Executive (or his legal representatives) and reasonably acceptable to the Company to be such as prevents Executive from performing adequately his normal duties to the Company. During any period that the Executive is unable to perform his duties by reason of physical or mental incapacity,
Executive shall continue to receive his full compensation and benefits hereunder.
          5. Executive shall participate in Lone Star's employee benefit programs and plans in the same manner as other executive salaried employees of Lone Star and in accordance with the terms thereof. Benefit programs and plans include, but are not limited to, life insurance, accidental death and dismemberment insurance, hospital, medical, surgical and major medical insurance, dental insurance, short and long-term disability insurance, 401K savings plan and pension plan for salaried employees and directors' and officers' liability insurance ("Employee Benefit Plans"). Executive shall also participate in Lone Star's vacation and holiday programs.
In addition
to and not in limitation of the foregoing, and notwithstanding the
Company's policy with respect to other employees, the Company shall, during their lives and whether or not the Executive's employment or this Agreement terminates (for Cause or otherwise), provide the
Executive with life and medical insurance and the Executive's spouse with medical insurance at no cost to the Executive or his spouse at least equal to the life and medical insurance provided to senior executive officers of the Company; provided however, the medical benefits provided to the Executive and his spouse shall be at least equal to the medical benefits described in Exhibit A; provided further, the annual deductible for medical coverage described in
Exhibit A is $750 for each individual. The Executive and his spouse are each entitled to receive monthly reimbursement of Medicare Part
B premiums. This paragraph shall survive any termination of this
Agreement.
          6.   To the extent Executive voluntarily
terminates his
employment at the end of any Term, he shall be entitled to participate in Lone Star's employee benefit plans to the full extent that they may be provided to other retirees (and spouses, if applicable) including but not limited to the Pension Plan for Salaried Employees, in the same manner as other salaried retirees of Lone Star and in accordance with the terms thereof.
          7. Following a Change of Control, as defined below, the
Executive, on thirty days written notice (which notice must be delivered within twelve months after the Company gives the Executive notice of the Change of Control or the Executive has actual knowledge of such Change of Control), may terminate his employment with the
Company. Upon any such termination, the Executive shall be entitled to severance pay in an amount equal to two years' Salary. Severance hereunder shall be paid in lump sum on the effective date of the termination. In addition, the Executive shall be deemed to have continued his employment at his Salary for a period of two years following his termination for purposes of vesting, eligibility and accrual of benefits under any applicable employee benefit plan
(subject, in the case of the Company's 401K savings plan and pension plan for salaried employees, to the requirements of the Internal
Revenue Code of 1986, as amended). Severance pay pursuant to this
Section shall be in lieu of severance pay pursuant to any Lone Star policy or other agreement (other than severance in respect of service as a director) and all other obligations of the Company for severance pay under this Agreement. For purposes of this Agreement a "Change of Control" shall be deemed to have occurred upon the occurrence of any of the following events:
          (i) Any acquisition by any individual, entity or group
(within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities
Exchange Act of 1934 (the "Exchange Act")) (a Person ) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the
Exchange Act) of shares of common stock of the Company (the
"Common
Stock") and/or other voting securities of the Company entitled to vote generally in the election of directors ("Outstanding Company Voting
Securities") after which acquisition such individual, entity or group is the beneficial owner of twenty percent (20%) or more of either (1) the then outstanding shares of Common Stock or (2) the Outstanding
Company Voting Securities; excluding, however, the following: (1) any acquisition by the Company, (2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or (3) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar corporate transaction (in each case, a Corporate Transaction), if, pursuant to such Corporate Transaction, the conditions described in clauses (1), (2) and (3) of paragraph (iii) of this Section 6 are satisfied; or
          (ii) A change in the composition of the Board of Directors of the Company such that the individuals who, as of the date hereof, comprise a class of directors of the Board (the members of each class of directors of the Board as of the date hereof shall be hereinafter referred to as an Incumbent Class and the members of all of the
Incumbent Classes shall be hereinafter collectively referred to as the
"Incumbent Board") cease for any reason to constitute at least a majority of the class; provided, however, for purposes of this subsection that any individual who becomes a member of an Incumbent
Class subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved in advance or contemporaneously with such election by a vote of at least a majority of those individuals who are members of the Incumbent Board and a majority of those individuals who are members of such Incumbent Class
(or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Class; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation
14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company or actual or threatened tender offer for shares of the Company or similar transaction or other contest for corporate control (other than a tender offer by the
Company) shall not be so considered as a member of the Incumbent
Class; or
          (iii) The approval by the stockholders of the Company of a Corporate Transaction or, if consummation of such Corporate
Transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the outstanding shares of Common
Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than eighty percent (80%) of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction and the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, (2) no Person (other than the
Company, any employee benefit plan (or related trust) of the Company or the corporation resulting from such Corporate Transaction and any
Person beneficially owning, immediately prior to such Corporate
Transaction, directly or indirectly, twenty percent (20%) or more of the outstanding shares of Common Stock or Outstanding Company Voting
Securities, as the case may be) will beneficially own, directly or indirectly, twenty percent (20%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of board of directors of the corporation resulting from such Corporate
Transaction; or
          (iv)  The approval of the stockholders of the
Company of (1)
a complete liquidation or dissolution of the Company or (2) the sale or other disposition of all or substantially all of the assets of the
Company; excluding, however, such a sale or other disposition to a corporation, with respect to which following such sale or other disposition, (A) more than eighty percent (80%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors will be then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding shares of Common
Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition, (B) no Person (other than the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, twenty percent (20%) or more of the outstanding shares of Common Stock or
Outstanding Company Voting Securities, as the case may be) will beneficially own, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) individuals who were members of the
Incumbent Board will constitute at least a majority of the members of the board of directors of such corporation.
          In the event of any conflict between this Section 7 and any other Section of this Agreement (other than Section 5), the terms of this Section 7 shall control, so that, without limitation, the
Executive shall be entitled to the payment and benefits provided under this Section 7 notwithstanding any purported termination (whether for
Cause or otherwise) by the Company.
          8. Upon presentation to Lone Star of appropriate documentation, Executive will be entitled to reimbursement within guidelines established by Lone Star for all reasonable and necessary business expenses incurred by him for entertainment, travel and similar items and for costs for operating from the Executive's
Greenwich, Connecticut office. However, the Executive shall be personally responsible for rental payments such office as long as he decides, in his discretion, to maintain such office.
          9. Executive agrees that during his period of employment by Lone Star and thereafter he shall hold in confidence and not disclose to any unauthorized person any knowledge or information acquired and possessed by him of a confidential nature or any trade secret with respect to the business of Lone Star, and not to disclose, publish or make use of the same without the prior express consent of
Lone Star. Executive shall be free to disclose such information, knowledge or trade secret in the ordinary course of his carrying out his duties as an officer of Lone Star, and shall be free to disclose such information, knowledge or trade secret during his period of employment by Lone Star and thereafter if such matters become public or if compelled by legal process.
          10. Executive agrees that during the term of his employment, he will not without the consent of Lone Star, in any manner, directly or indirectly, own, manage, be employed by, operate, join, control, participate in, be connected with, engage in, or become interested in any business competitive with, the business then carried on by Lone Star in those parts of the world where Lone Star does business. Ownership of publicly traded securities of a business of the same or similar nature to, or competitive with, that carried on by Lone Star, shall not violate this paragraph, provided the Executive does not acquire more than 5% of the voting stock of any such corporation. Notwithstanding any other provision of this Agreement, the Executive shall not be required to use his full time efforts hereunder and may take on outside business commitments provided they do not unreasonably impair his ability or capacity to serve as the
Chairman of the Board and CEO of the Company.
          11. (a) Any dispute relating to this Agreement arising between the Executive and the Company (or any successor or assign) shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA").
The arbitration proceedings, including the rendering of an award, shall take place in Stamford, Connecticut (or such other location mutually agreed upon by the Company and the Executive), and shall be administered by the AAA.
               (b) The arbitral tribunal shall be appointed within
30 days of the notice of dispute, and shall consist of three arbitrators, one of which shall be appointed by the Company, one by the Executive, and the third by both the Company and the Executive jointly; provided, however, that, if the Company and the Executive do not select the third arbitrator within such 30-day period, such third arbitrator shall be chosen by the AAA as soon as practicable following notice to the AAA by the parties of their inability to choose such third arbitrator.
               (c)  Decisions of such arbitral tribunal
shall be in
accordance with the laws of the State of Connecticut (excluding the conflicts of law rules which require the application of any other law). The award of any such arbitral tribunal shall be final (except as otherwise provided by the laws of the State of Connecticut and the
Federal laws of the United States, to the extent applicable).
Judgment upon such award may be entered by the prevailing party in any state or Federal court sitting in Connecticut or any other court having jurisdiction thereof, or application may be made by such party to any such court for judicial acceptance of such award and an order of enforcement.
               (d)  The Company shall reimburse the
Executive for all
costs, including reasonable attorneys' fees, in connection with any proceeding (whether or not in arbitration) to obtain or enforce any right or benefit under this Agreement in which the Executive is the prevailing party.
               Any amounts not paid by the Company under this
Agreement within five business days after the date they are due shall be paid with interest from their due date at the rate announced from time to time by Citibank, N.A. as its prime or similar rate plus 3%.
          12.  This Agreement constitutes the entire
agreement between
the parties and may not be changed or modified except by an agreement in writing signed by Lone Star and the Executive. This Agreement supersedes the employment agreement between the Executive and Lone
Star, dated December 12, 1990.
          13.  This Agreement shall be governed by and
construed in
accordance with the laws of the State of Connecticut.
          14. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, including any purchaser of all or substantially all of the assets of the Company and the surviving entity of any merger or consolidation to which the
Company is a party and the Executive and his heirs, executors, administrators and legal representatives.
          15. Except as provided herein, this Agreement cannot be assigned by Lone Star or Executive without prior written consent.

          16.  All notices, communications, etc., shall be
sent to:
               (a)  Corporate Secretary
                    Lone Star Industries, Inc.
                    300 First Stamford Place
                    Stamford, CT  06912

               (b)  David W. Wallace
                    Two Greenwich Place, Ste 100
                    Greenwich, CT  06830





     David W. Wallace
       David W. Wallace

     LONE STAR INDUSTRIES, INC.



     By  William M. Troutman
       William M. Troutman,
         President



     By  Jack R. Wentworth
        Jack R. Wentworth,
        Chairman of the Compensation and
        Stock Option Committee